Exhibit 99.1

Radius Health Reports Third Quarter 2015 Financial and Operating Results

•                  Management to host conference call today at 7:30 am EST

Waltham, Massachusetts — November 5, 2015 (GLOBE NEWSWIRE): Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq:RDUS), a science-driven biopharmaceutical company focused on developing new therapeutics for patients with osteoporosis, hormone responsive metastatic breast cancer, and other postmenopausal conditions including vasomotor symptoms reported its financial results for the third quarter ended September 30, 2015, and provided recent corporate highlights.  As of September 30, 2015, Radius had $500.8 million in cash, cash equivalents and marketable securities.

“Radius was pleased to have the opportunity to present the positive results of our Phase III ACTIVE and ACTIVExtend trials for our investigational drug abaloparatide-SC for the treatment of postmenopausal osteoporosis at the American Society for Bone and Mineral Research, and we are on track to submit our MAA in the EU and NDA in the U.S. by the end of this year,” said Robert Ward, President and Chief Executive Officer of Radius Health.  “During the quarter, David Snow joined our company as Chief Commercial Officer and will play a critical role as we prepare for commercialization of abaloparatide-SC, pending favorable regulatory review.  At the same time, we have continued to make progress in advancing our portfolio, including the investigational drug RAD1901 for metastatic breast cancer and vasomotor symptoms, and the investigational drug abaloparatide-TD, a short-wear time transdermal patch.”

Pipeline Updates

Abaloparatide-SC

On October 12, 2015, Dr. Felicia Cosman, Lead Investigator of the ACTIVExtend trial, presented detailed positive top-line data from the first six months of the ACTIVExtend trial at a plenary oral session during the American Society for Bone and Mineral Research 2015 Annual Meeting (“ASBMR”). The data showed that women who were previously treated with 18 months of abaloparatide-SC experienced no new vertebral fractures and increased bone mineral density (“BMD”) during the first six months of treatment on alendronate (“ALN”). Dr. Cosman is a Professor of Clinical Medicine at Columbia University in New York and also serves as Senior Clinical Director at the National Osteoporosis Foundation.

Also at ASBMR, Dr. Lorraine Fitzpatrick, Chief Medical Officer at Radius Health, made an oral presentation of positive top-line data from the Phase 3 ACTIVE trial, which showed that women with postmenopausal osteoporosis who received 18 months of daily abaloparatide-SC experienced a 70% reduction in the incidence of major osteoporotic fractures compared to placebo. A responder analysis showed greater increases in BMD at three combined anatomical sites (total hip, femoral neck and lumbar spine) compared to placebo or teriparatide at 6, 12 and 18 months.

During ASBMR, Radius presented a poster presentation of the pharmacokinetic profile from the transdermal patch primate studies. Radius expects to initiate the clinical evaluation of the optimized abaloparatide-TD patch by the end of 2015, with the goal of achieving bioequivalence to abaloparatide-SC.

Radius remains on track to submit a marketing authorization application (“MAA”) in Europe and a new drug application (“NDA”) in the United States for abaloparatide-SC by the end of 2015. Subject to a regulatory review and favorable regulatory outcome, Radius anticipates that first commercial sales of abaloparatide-SC will take place in 2016.

RAD1901

During the third quarter of 2015, Radius continued to enroll and dose patients in the United States in its Phase 1 multicenter, open-label, two-part, dose-escalation study of RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer.  The study is designed to determine the recommended dose for a Phase 2 clinical trial and includes a preliminary evaluation of the potential anti-tumor effect of RAD1901.  Radius expects to report further progress on this study at the San Antonio Breast Cancer Symposium (“SABCS”) in San Antonio, TX, December 8-12, 2015 and to commence an additional Phase 1 FES-PET study in patients with metastatic breast cancer in the European Union by the end of 2015.

On September 24, 2015, Radius provided an update on the safety and tolerability profile of RAD1901 from the completed Phase I maximum tolerated dose (“MTD”) study in 52 healthy volunteers. In the study, RAD1901 was administered to healthy postmenopausal women in doses ranging from 200mg to 1000mg, and the data showed that RAD1901 was well-tolerated and the overall safety was supportive of continued development.

Radius plans to make an oral and poster presentation of data from the RAD1901 clinical development program at AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics Meeting, November 5-9, 2015, in Boston, MA and three poster presentations at the SABCS In December.

Radius is also developing low dose RAD1901, which has shown the potential to be effective for the treatment of postmenopausal vasomotor symptoms such as hot flashes in a successful Phase 2 proof of concept study. Radius intends to commence a Phase 2b clinical study of RAD1901 for the potential treatment of postmenopausal vasomotor symptoms by the end of 2015.

Radius Expects the Following Upcoming Milestones

•                  Abaloparatide-SC

•                  Submit an MAA and NDA for abaloparatide-SC by the end of 2015.

•                  Abaloparatide-TD

•                  Commence the clinical evaluation of the optimized abaloparatide-TD patch by the end of 2015.

•                  RAD1901

•                  Commence Phase 1 clinical development in the European Union for RAD1901 in metastatic breast cancer patients by the end of 2015.

•                  Commence a Phase 2b clinical trial for low-dose RAD1901 for the potential treatment of postmenopausal vasomotor symptoms by the end of 2015.

Radius Expects To Make Presentations at The Following Upcoming Conferences

•                  AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics Meeting, November 5-9, 2015, Boston, MA. The title of the poster and oral presentation is:

“RAD1901, an orally available selective estrogen receptor down regulator, has potent anti-tumor activity in in vitro and in vivo models of ER+ breast cancer.”

•                  Radius Investor Day in New York City, November 17, 2015.

•                  Goldman Sachs SMID Cap Conference, New York City, November 19, 2015.

•                  Multiple oral and poster presentations at the SABCS, December 8-12, 2015, San Antonio, TX. The titles of the three poster presentations are as follows:

“RAD1901, a Novel Oral, Selective Estrogen Receptor Degrader (“SERD”) with Single Agent Efficacy in ER+ Primary Patient Derived ERS1 Mutant Xenograft Model.”

“A Phase 1 Dose Escalation Study of RAD1901, an Oral Selective Estrogen Receptor Degrader, in Healthy Postmenopausal Women.”

“A Phase 1 Study of RAD1901, a Novel, Orally Available, Selective Estrogen Receptor Degrader, for the Treatment of ER Positive Advanced Breast Cancer.”

Recent Corporate Highlights

•                  On September 9, 2015, Radius announced that it appointed David P. Snow as Chief Commercial Officer. Mr. Snow has more than 25 years of experience in the global commercialization of brands across numerous therapeutic areas and geographies. Most recently, Mr. Snow served as President of AstraZeneca’s China business.

•                  On August 18, 2015, Radius announced the appointment of Catherine Friedman to the Company’s Board of Directors. Ms. Friedman has also been appointed Chair of the Audit Committee of the Board of Directors. Catherine Friedman has served as an independent consultant serving public and private growth companies since 2006. Prior to that, Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and head of West Coast Healthcare and co-head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006.

Third Quarter 2015 Financial Results

For the three months ended September 30, 2015, Radius reported a net loss of $28.3 million, or $0.68 per share, as compared to a net loss of $17.4 million, or $0.59 per share for the three months ended September 30, 2014. The increase in net loss for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014 was primarily due to an increase in research and development, general and administrative expenses, and loss on retirement of note payable, partially offset by a decrease in interest expense.

Research and development expenses for the three months ended September 30, 2015 were $18.2 million, compared to $13.8 million for the same period in 2014.  The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in consulting costs incurred to support Radius’ MAA and NDA submissions for abaloparatide-SC and an increase in compensation costs, including non-cash stock-based compensation costs, due to an increase in research and development headcount from September 30, 2014 to September 30, 2015.  These increases were partially offset by a decrease in the costs associated with the abaloparatide-SC Phase 3 ACTIVE and ACTIVExtend clinical trials.

General and administrative expenses for the three months ended September 30, 2015 were $8.5 million, compared to $2.8 million for the same period in 2014.  The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in professional support costs and legal fees, including the costs associated with growing Radius’ headcount and preparing for the potential commercialization of abaloparatide-SC.

For the three months ended September 30, 2015, loss on retirement of note payable was $1.6 million, while no loss on retirement of note payable was recognized for the same period in 2014.  The loss on retirement of note payable for the 2015 period was a result of the prepayment of all amounts owed under Radius’ loan and security agreement on August 4, 2015.

As of September 30, 2015, Radius had $500.8 million in cash, cash equivalents and marketable securities.  Based upon Radius’ cash, cash equivalents and marketable securities balance, Radius believes that, prior to the consideration of revenue from the potential future sales of any of its investigational products, it has sufficient capital to fund its development plans, U.S. commercial scale-up and other operational activities into 2018.

Conference Call and Webcast

In connection with the earnings release, Radius will host a conference call and live audio webcast at 7:30 a.m. EST on Thursday, November 5, 2015 to discuss the financial results, and give an update on the Company’s progress.

Conference Call Information:
Date: Thursday, November 5, 2015
Time: 7:30 a.m. EST
Domestic Dial-in Number: 1-888-329-8889
International Dial-in Number: 1-719-457-2631
Live webcast: http://public.viavid.com/index.php?id=116965

For those unable to participate in the conference call or live webcast, a replay will be available until December 5, 2015. To access the replay, dial domestic 1-877-870-5176, international 1-858-384-5517.  The replay passcode is 2546529.

A live audio webcast of the call will also be available on the Investors section of the Company’s website, www.radiuspharm.com.  A webcast replay will be available for two weeks on the Radius website, www.radiuspharm.com.

About Radius Health

Radius is a science-driven biopharmaceutical company developing new therapeutics for patients with advanced osteoporosis as well as other serious endocrine-mediated diseases including hormone responsive cancers. Radius’ lead development candidate is the investigational drug abaloparatide for subcutaneous injection, currently in Phase 3 development for potential use in the reduction of fracture risk in postmenopausal women with severe osteoporosis. The Radius clinical portfolio also includes an investigational abaloparatide transdermal patch for potential use in osteoporosis and the investigational drug RAD1901 for potential use in hormone driven, or hormone resistant, metastatic breast cancer, and vasomotor symptoms. www.radiuspharm.com

About the Investigational Drug Abaloparatide

Abaloparatide is a novel synthetic peptide that interacts with the human parathyroid receptor 1 that we are developing as a bone anabolic treatment for potential use in the reduction of fracture risk in postmenopausal women with severe osteoporosis. Abaloparatide-SC is an investigational drug currently completing Phase 3 development for potential use as a daily self-administered injection for the potential treatment of patients with postmenopausal osteoporosis at high risk of fracture.  Radius also is developing the investigational drug abaloparatide-TD for potential use as a short wear-time transdermal patch designed to administer abaloparatide without the need for subcutaneous injection based on 3M’s patented Microstructured Transdermal System technology.

About the Investigational Drug RAD1901

Radius is developing the investigational drug RAD1901 as a potential treatment for estrogen-receptor-positive (ER+) breast cancer.  The drug also has potential as a treatment for other ER+ cancers, such as ovarian or endometrial cancer.  The National Cancer Institute estimates that approximately 70% of breast cancers are ER+ and may grow in response to exposure to estrogen.  Endocrine therapy is intended to block the estrogen signal or reduce the production of estrogen.  More information about breast cancer and endocrine therapy may be found on the National Cancer Institute website http://www.cancer.gov/cancertopics/factsheet/Therapy/hormone-therapy-breast.

RAD1901 is an investigational, non-steroidal small molecule that is designed to selectively bind and degrade the estrogen receptor.  RAD1901 has demonstrated potent anti-tumor activity in xenograft models of ER+ breast cancer in preclinical testing and complete suppression of the FES-PET signal after six days of dosing in a maximum tolerated dose clinical study.  In preclinical models thus far, RAD1901 has shown good tissue selectivity, does not appear to stimulate the uterine endometrium, and appears to protect against bone loss in an ovariectomy-induced osteopenia rat model. Radius recently reported preclinical data for RAD1901 in combination with either mTOR or CDK inhibitors, which showed potent tumor shrinkage in a patient-derived tumor explant animal model.

Radius has begun a Phase 1 multicenter, open-label, two-part, dose-escalation study of the investigational drug RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer.  The study is designed to determine the recommended Phase 2 dose of RAD1901, and includes a preliminary evaluation of the potential anti-tumor effects.  The incidence of dose limiting toxicities will be assessed during the first 28 days.  Tumor response will be evaluated in patients with measurable or evaluable disease, using RECISTv1.1 guidelines every 8 weeks until the date of first documented progression or date of death from any cause, whichever comes first, assessed up to 12 months of treatment. Plasma concentrations of RAD1901 will be assessed every 28 days for up to 12 months of treatment.  The details of the Phase 1 study of RAD1901 are posted on www.clinicaltrials.gov.

Radius is also developing low dose RAD1901 for the potential treatment of vasomotor symptoms.  Historically, hormone replacement therapy (“HRT”) with estrogen or progesterone was considered the most efficacious approach to relieving menopausal symptoms such as hot flashes.  However, because of the concerns about the potential long-term risks and contraindications associated with HRT, Radius believes a significant need exists for new therapeutic treatment options to treat vasomotor symptoms.  In a Phase 2 proof of concept study, RAD1901 at lower doses showed a reduction in the frequency and severity of moderate and severe hot flashes.  Radius intends to commence a Phase 2b trial in vasomotor symptoms by the end of 2015.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding progress of abaloparatide-SC in the regulatory process with the FDA and the EMA, the timing of the commercial launch of abaloparatide-SC, the timing of announcements of data from clinical trials for RAD1901, the progress and timing of clinical trials for abaloparatide-TD and RAD1901, each of the statements under the heading “Radius Expects The Following Upcoming Milestones,” upcoming events and presentations, the sufficiency of cash, cash equivalents and marketable securities, the design of the Phase 1 clinical study of RAD1901, the need for new treatment options for vasomotor symptoms, and the potential uses for RAD1901and abaloparatide.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have no product revenues; our need for additional funding, which may not be available; we are not currently profitable and may never become profitable; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; failure of the financial institutions in which we hold our cash and cash equivalents; market, interest, and credit risk; our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval or be successfully commercialized; risks related to clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates; product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and we may be subject to penalties; failure to achieve market acceptance of our product candidates; risks related to the use of our limited resources on particular product candidates and not others; delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals; the dependence of our drug development program upon third-parties who are outside of our control; the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study; our reliance on third parties to formulate and manufacture our product candidates; failure to establish additional collaborations; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; developments by competitors may render our products or technologies obsolete or non-competitive; risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement; the effects of product liability lawsuits on commercialization of our products; failure to comply with obligations of our intellectual property licenses; failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD1901 and/or RAD140; our or our licensors’ inability to obtain and maintain patent protection for technology and products; risks related to our compliance with patent application and maintenance requirements; failure to protect the confidentiality of our trade secrets; risks related to our infringement of third parties’ rights or the costs of defending against infringement by third parties; claims of wrongful disclosure or use of trade secrets by employees’ former employers; risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities; risks associated with healthcare reform; our failure to comply with healthcare laws and regulations; our exposure to claims associated with the use of hazardous materials and chemicals; as we become involved in drug commercialization, risk related to our inability to successfully manage our growth and expanded operations; risks relating to business combinations and acquisitions; our reliance on key executive officers and advisors; our inability to hire additional qualified personnel; volatility in the price of our common stock; capital appreciation is the only source of gain for our common stock; risks related to the costs and compliance initiatives associated with operating as a public company; our directors, executive officers and principal stockholders have substantial influence over us and could delay or prevent a change in control; future sales and issuances of our common stock could depress the price of our common stock; risks related to securities or industry analysts ceasing to publish research about us or publishing inaccurate or unfavorable information about us, which could cause the price of our common stock to decline; provisions in our charter documents and Delaware law that could discourage takeover attempts; and our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.  These and other important factors discussed under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.  Any such forward-looking statements represent management’s estimates as of the date of this press release.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$168,672	$28,518
Marketable securities	332,115	76,758
Prepaid expenses and other current assets	4,480	2,057
Total current assets	505,267	107,333
Property and equipment, net	947	842
Other assets	259	242
Total assets	$506,473	$108,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,510	$2,292
Accrued expenses and other current liabilities	13,431	18,267
Total current liabilities	17,941	20,559

Note payable, net of current portion and discount	—	24,394
Total liabilities	$17,941	$44,953
Commitments and contingencies
Stockholders' equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 42,822,549 shares and 32,924,535 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	$4	$3
Additional paid-in-capital	900,953	407,720
Accumulated other comprehensive income (loss)	99	(21)
Accumulated deficit	(412,524)	(344,238)
Total stockholders' equity	488,532	63,464
Total liabilities and stockholders' equity	$506,473	$108,417

Condensed Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
OPERATING EXPENSES:
Research and development	$18,217	$13,817	$46,054	$34,152
General and administrative	8,456	2,836	19,212	8,045
Loss from operations	(26,673)	(16,653)	(65,266)	(42,197)
OTHER INCOME (EXPENSE):
Other income (expense), net	1	—	(127)	(506)
Loss on retirement of note payable	(1,572)	—	(1,572)	(203)
Interest income	274	35	564	42
Interest expense	(294)	(802)	(1,885)	(1,653)
NET LOSS	$(28,264)	$(17,420)	$(68,286)	$(44,517)
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gain (loss) from marketable securities	89	(11)	120	(10)
COMPREHENSIVE LOSS	$(28,175)	$(17,431)	$(68,166)	$(44,527)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(28,264)	$(17,420)	$(68,286)	$(53,517)
LOSS PER SHARE:
Basic and diluted	$(0.68)	$(0.59)	$(1.77)	$(4.23)
WEIGHTED AVERAGE SHARES:
Basic and diluted	41,331,612	29,746,426	38,525,827	12,651,628

CONTACT: Investor Relations

Barbara Ryan

203-274-2825

Bryan@radiuspharm.com